Exhibit 10.19

FIRST AMENDMENT TO
EXCLUSIVE LICENSE AGREEMENT

This FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (the “First Amendment”) is made and entered into as of September 2, 2022, by and between the University of Iowa Research Foundation, a nonprofit corporation organized and existing under the laws of the State of Iowa and having an address at 200 South Capitol Street, 2660 University Capitol Centre, Iowa City, Iowa 52242 (“UIRF”), and Cardio Diagnostics, Inc., a Delaware corporation, with principal offices at 400 N. Aberdeen St., Suite 900, Chicago IL 60642 (“Licensee”). Capitalized terms used but not defined in this First Amendment shall have the meanings given to such terms in that certain Exclusive License Agreement effective as of May 2, 2017 (the “License Agreement”), by and between UIRF and Licensee.

A.       UIRF and Cardio Diagnostics, LLC, an Iowa limited liability company (“CDLLC”), have previously entered into the License Agreement, pursuant to which UIRF granted a license under its rights in the Invention on the terms and subject to the conditions set forth therein.

B.       CDLLC is a wholly owned subsidiary of Licensee and contributed and assigned its rights under this Agreement to Licensee. In connection therewith, UIRF provided written acknowledgement of such contribution and assignment from CDLLC to Licensee.

B.       UIRF and Licensee desire to amend the License Agreement to modify certain financial terms set forth therein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.                  Section 3.1. Section 3.1 of the License Agreement is hereby amended and restated in its entirety as follows, provided that such amendment and restatement is contingent on the conditions to Closing under the Merger Agreement (as such terms are defined in Section 3.1 of the License Agreement, as amended and restated) having been satisfied or waived:

3.1       Contractual Obligation in Lieu of License Fee.

(a)       Upon the consummation of the business combination transaction (the “Closing”) pursuant to that certain Merger Agreement and Plan of Reorganization, dated as of May 27, 2022 (the “Merger Agreement”), by and among Licensee, Mana Capital Acquisition Corp. (“Mana”), Meeshanthini (Meesha) Dogan, PhD (as the Shareholders’ Representative) and Mana Merger Sub Inc., Licensee shall cause Mana to issue to UIRF that number of shares of Mana common stock (the “Shares”) equal to one percent (1%) of the Aggregate Closing Merger Consideration (as defined in the Merger Agreement).

(b)       In addition to the Shares to be issued to UIRF under Section 3.1 (a), to the extent that there are any Stockholder Earnout Shares issued under

Section 3.7 of the Merger Agreement, Licensee shall cause Mana to issue to UIRF at the time of each issuance of Stockholder Earnout Shares additional Shares equal to one percent (1%) of the number of Stockholder Earnout Shares being issued at each such time under Section 3.7 of the Merger Agreement.

2.                  Confirmation and Acknowledgements.

(a)       UIRF hereby confirms that, as of the effective date of the First Amendment, all of Licensee’s rights under the License Agreement, including the license granted to Licensee pursuant to Section 2 of the License Agreement, are valid and enforceable, remain in full force and effect, and are not subject to any claims of or counterclaims by UIRF that may have arisen.

(b)       UIRF acknowledges that, to the extent there exists any default by Licensee under the License Agreement, any such default is hereby waived by UIRF effective immediately prior to the consummation of the Closing. Licensee is in full compliance with the License Agreement, except for Licensee’s obligations under Section 4.2d and clause d of the Performance Milestones set forth on Exhibit B and except for Licensee having disclosed and described the financial and other terms of the License Agreement. The License Agreement is hereby amended, effective immediately prior to the consummation of the Closing, to delete from the License Agreement (i) Section 4.2d in its entirety, (ii) clause d of the Performance Milestones set forth on Exhibit B of the License Agreement, and (iii) any restriction on Licensee disclosing or describing the financial and other terms of the License Agreement; provided that such disclosure or describing of the financial or other terms shall be limited to: 1. current and potential security holders or acquirors of the Licensee (or its business) and its affiliates (including any new parent entity of the Licensee as a result of consummation of the Merger Agreement) or of Mana, and 2. other actual or potential strategic relationships of Licensee, such as lenders, landlords, partners, distributors and other participants in the sales channels of Licensee.

(c)       For the avoidance of doubt, notwithstanding anything to the contrary in the License Agreement, Licensee and its affiliates (including any new parent entity of the Licensee as a result of consummation of the Merger Agreement) may disclose and describe the financial and other terms of the License Agreement in Mana’s or any successor’s filings with the Securities and Exchange Commission.

3.                  Contribution and Assignment. UIRF hereby confirms its consent to the contribution and assignment of the Agreement by CDLLC to Licensee.

4.                  Governing Law and Venue. This First Amendment shall be governed by the laws of the state of Iowa, without regard to any choice-of-law provisions that would require the application of the laws of another jurisdiction, and any and all disputes arising hereunder shall be resolved in the courts of the State of Iowa. Any litigation or arbitration rising out of or relating to this First Amendment that is not barred by sovereign immunity shall be conducted by a court or tribunal of competent jurisdiction in the state of Iowa. Licensee agrees to avail itself of such courts. Nothing herein shall be construed as a waiver of sovereign immunity.

5.                  Counterparts; Electronic Copy. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This First Amendment may be executed and/or delivered by electronic means (such as DocuSign).

6.                  No Other Changes. Except as expressly set forth in this First Amendment, all of the terms and conditions of the License Agreement shall remain in full force and effect.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

UIRF:
UNIVERSITY OF IOWA RESEARCH FOUNDATION By: /s/ Marie C. Kerbeshian Name: Marie C. Kerbeshian, Ph.D. Title: Assistant Vice President and Executive Director
Licensee:
CARDIO DIAGNOSTICS, INC. By: /s/ Meesha Dogan Name: Meesha Dogan Title: Chief Executive Officer

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